EXHIBIT 4.1

Execution Version

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE, dated as of August 17, 2026 (this “Sixth Supplemental Indenture”), by and among Canopy Merger Sub LLC, a Maryland limited liability company (the “Merger Sub”), ERP Operating Limited Partnership, an Illinois limited partnership (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

AvalonBay Communities, Inc., a Maryland corporation (formerly known as Bay Apartment Communities, Inc.) (the “Original Issuer”) has heretofore delivered to the Trustee an Indenture dated as of January 16, 1998 (the “Indenture”), a First Supplemental Indenture dated as of January 20, 1998, a Second Supplemental Indenture dated as of July 7, 1998, a Third Supplemental Indenture dated as of December 21, 1998, an Amended and Restated Third Supplemental Indenture dated as of July 10, 2000, a Fourth Supplemental Indenture dated as of September 18, 2006 and a Fifth Supplemental Indenture dated as of November 21, 2014.

The Company, the Merger Sub and the Original Issuer are parties to that certain Agreement and Plan of Merger, dated as of May 20, 2026 (the “Merger Agreement”), by and among the Original Issuer, Vivmark Residential (formerly known as Equity Residential), a Maryland real estate investment trust (the “Parent”), the Merger Sub, a direct wholly owned subsidiary of Parent, and the Company.

Subject to the terms and conditions contained in the Merger Agreement, on the date hereof, the Original Issuer is being merged with and into the Merger Sub (the “Initial Merger”) with the Merger Sub surviving the Initial Merger as the surviving Maryland limited liability company.

Promptly following the consummation of the Initial Merger, but in any event on the same day as the Initial Merger and as part of the same overall transaction as the Initial Merger, the Merger Sub will merge with and into the Company (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”) with the Company surviving the Subsequent Merger as the surviving Illinois limited partnership.

The Indenture provides that the Company, as the successor association to the Merger Sub, being the successor company to the Original Issuer, shall expressly assume the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Original Issuer by supplemental indenture, complying with Article Nine of the Indenture, satisfactory to the Trustee, executed and delivered to the Trustee by the Company.

Section 901 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may from time to time and at any time enter into an indenture supplemental to the Indenture without the consent of any Holders of Securities to evidence the succession of the Company to the Merger Sub, as the successor to the Original Issuer, and the assumption by the Company of the covenants of the Merger Sub, as the successor to the Original Issuer, contained in the Indenture and the Securities.

The Trustee is willing to enter into this Sixth Supplemental Indenture at the Company’s request, subject to compliance with Section 901 of the Indenture.

All the conditions and requirements necessary to make this Sixth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the holders as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE II

EFFECT OF THE MERGERS

Section 2.01 Agreement to Assume Obligations. Effective upon the consummation of the Initial Merger, the Merger Sub hereby expressly assumes the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Original Issuer.

Section 2.02 Agreement to Assume Obligations. Effective upon the consummation of the Subsequent Merger, the Company hereby expressly assumes the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Merger Sub, as the successor to the Original Issuer.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness; Construction. This Sixth Supplemental Indenture shall become effective upon its execution and delivery by the Merger Sub, the Company and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. The Indenture and this Sixth Supplemental Indenture shall henceforth be read and construed together. Each reference in the Indenture and the Securities to AvalonBay Communities, Inc. or the Company shall mean and be a reference to (a) immediately after the Initial Merger, the Merger Sub, as a successor company to AvalonBay Communities, Inc.; and (b) immediately after the Subsequent Merger, ERP Operating Limited Partnership, as a successor association to the Merger Sub, as successor to AvalonBay Communities, Inc.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Severability. In the event any provision of this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.04 Headings. The Article and Section headings of this Sixth Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Sixth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.05 Successors. All agreements of the Merger Sub, the Company and the Trustee in this Sixth Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.06 Governing Law. This Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Sixth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.07 Counterpart Signatures. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.08 Trustee. The Trustee makes no representation as to the validity or sufficiency of this Sixth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Merger Sub and the Company and not of the Trustee.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the day and year first written above.

ERP OPERATING LIMITED PARTNERSHIP

By: VIVMARK RESIDENTIAL, not individually but as General Partner

By:	/s/ Claudio Moreno
Name: Claudio Moreno
Title: Senior Vice President and Treasurer

By:	/s/ Scott J. Fenster
Name: Scott J. Fenster
Title: Executive Vice President, General Counsel and Corporate Secretary

CANOPY MERGER SUB LLC
By: VIVMARK RESIDENTIAL, not individually but as sole member

By:	/s/ Scott J. Fenster
Name: Scott J. Fenster
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Sixth Supplemental Indenture – Merger Sub and ERPOP]

THE BANK OF NEW YORK MELLON as Trustee

By:	/s/ April Bradley
Name: April Bradley
Title: as Agent

[Signature Page to Sixth Supplemental Indenture – Merger Sub and ERPOP]